NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	President/CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS FIRST QUARTER 2005 RESULTS
Loan and Deposit Growth Continues; First Quarter Net Income Increases 18.9%

EUGENE, OR, April 14, 2005 --- Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported financial results for the first quarter ended March 31, 2005.

Net income for the first quarter 2005 was $2.1 million, an 18.9% increase from 2004 first quarter net income of $1.7 million. Earnings per diluted share were $0.23 for the first quarter 2005 compared to $0.20 per share reported for the prior year first quarter. Return on assets and return on equity for the first quarter were 1.57% and 16.29%, respectively, compared to 1.62% and 15.94%, respectively, for the comparable period of 2004. Earnings for the first quarter 2005 were positively impacted by the significant year-over-year growth in loans and deposits. At March 31, 2005 total assets were $546.0 million, up 25.5% from that reported a year ago.

Continuing the pattern of recent quarters, loans grew at a faster rate than core deposits. Period-end gross loans for the first quarter 2005 increased $27.0 million from December 31, 2004, while core deposits increased $22.1 million. Comparing year-over-year growth, gross loans increased $109.5 million, or 29.1%, and core deposits increased $62.0 million, or 18.1%. Additional funding was provided through wholesale deposits and borrowings. Pacific Continental’s management believes prospects for continued loan and deposit growth are good as the bank’s pipelines remain strong.

“This is the second consecutive year that we achieved first quarter core deposit growth, which underscores our success in attracting significant new business relationships,” said Hal Brown, president and CEO of Pacific Continental Corporation. “This trend is encouraging and is in contrast to our historical first quarter pattern of flat to declining core deposits. Certainly, this growth in core deposits is a result of the strong efforts of our experienced and talented lenders as they work closely with their clients,” added Brown.

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Operating revenue, which includes net interest income plus noninterest income, for the quarter was $7.9 million compared to $6.8 million for the comparable quarter of the prior year. Net interest income was $6.9 million, up $1.2 million or 21.3% over last year. The increase in net interest income is entirely attributed to the 25.1% growth in year-over-year average earning assets. This robust growth was partially offset by a decline in the bank’s net interest margin. Noninterest income was down 9.8% over that of a year ago as both account service fees and merchant bankcard operations showed declines.

The bank’s net interest margin for the quarter declined 22 basis points from the fourth quarter 2004, and was 13 basis points less than that of the first quarter 2004. The first quarter margin of 5.65% remains well above recent national peer bank results. The decline in the first quarter margin is attributed to two factors. First, the bank funded a portion of the strong loan growth with higher cost wholesale funding. Secondly, increases in the bank’s prime lending rate lagged the general increases in short-term money market rates creating temporary pressure on the margin. On a positive note, the bank continues to benefit from the high level of non-interest bearing checking account balances; and at March 31, 2005, these deposits represented 31.7% of total deposits and funded 25.3% of total assets. Management currently expects improvement in its net interest margin during the second and subsequent quarters as the bank remains asset sensitive.

Credit quality of the bank’s loan portfolio continued to improve during the quarter. Nonperforming assets as a percent of total assets fell to just 0.20% and impaired loans improved dramatically as a previously restructured hotel loan, addressed in prior earnings releases, returned to market rates and terms and was removed from restructured and impaired status. For the first quarter 2005, the bank contributed $225 thousand to the reserve for loan losses compared to $200 thousand and $100 thousand for the fourth and first quarter 2004, respectively. At March 31, 2005 the ratio of the reserve for loan losses to total loans stands at 1.11% with the reserve representing 631% of nonperforming loans. In addition, $182 thousand is reserved for unfunded loan commitments and is classified in other liabilities on the balance sheet. Considering the improved quality of the loan portfolio, management believes that the bank’s present reserves are sufficient. Because of the anticipated growth in the loan portfolio, the bank expects to increase 2005 loan loss provisions, and for the second quarter management expects to record a loan loss provision between $300 and $400 thousand.

First Quarter 2005 Highlights:
•	Net income increased 18.9% from one year ago.
•	Year-over-year average loans and core deposits increased 28.5% and 18.5%, respectively.
•	Acquired the site for a fourth metropolitan Portland office location
•	Selected for the 4th consecutive year to the Oregon Business magazine’s “Top 100 Best Companies” annual survey.
•	For the second consecutive year, received the “Profiles in Excellence Award” first place recognition for client service from the Daily Journal of Commerce.
•	Paid a $0.07 per share quarterly dividend, an 11.1% annualized increase.

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Live Audio Webcast:

Pacific Continental is offering a live telephone conference call and audio Webcast for interested parties relating to its first quarter results on Thursday April 14 at 1:30 p.m. Pacific Time. To listen to the conference call interested parties should call 877 244-9115 and provide the pass code: “Pacific Continental first quarter earnings. To listen to the live audio Webcast, click on the Presentations link within the Investor Relations section on the company’s home page (http://www.therightbank.com/). The Webcast replay will also be available within two days following the live Webcast, and archived for one year on the Pacific Continental Website. Any questions regarding the conference call presentation or Webcast should be directed to Michael Reynolds, executive vice president and CFO, at 541/686-8685.

About Pacific Continental Bank
Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through ten banking offices in western Oregon including Eugene and Portland, the state's two largest commercial markets. Pacific Continental targets the banking needs of community-based businesses, professional service groups, and nonprofit organizations. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty-one years, and since 1979 the company has paid a cash dividend in twenty-six out of twenty-seven years. Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from diverse business and community organizations. In 2004 Oregon Business magazine ranked Pacific Continental as the #1 Oregon company to work for within its size category. In 2003, the United Way of Lane County selected Pacific Continental as its "Outstanding Corporate Citizen.” The Better Business Bureau of Oregon and Southwest Washington named Pacific Continental its 2002 “Business of the Year.” Pacific Continental Corporation’s shares are listed on the NASDAQ’s National Market under the symbol "PCBK." Additional information on Pacific Continental and its services including online and electronic banking is found at www.therightbank.com.

Safe Harbor

This release contains ``forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995 (``PSLRA''). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the concentration of loans of the company’s banking subsidiary , particularly with respect to commercial and residential real estate lending; changes in the regulatory environment and increases in associated costs, particularly on-going compliance expenses and resource allocation needs in response to the Sarbanes-Oxley Act and related rules and regulations; vendor quality and efficiency; employee recruitment and retention, specifically in the Bank’s Portland market; the company’s ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; and similar matters. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should also carefully review any risk factors described in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents, including any Current Reports on Form 8-K furnished to or filed from time-to-time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.

Consolidated Statements of Income
For the Period Ended
(Amounts in $ Thousands, except per share data)

	31-Mar-05	31-Mar-04
Interest income	$8,673	$6,714
Interest expense	$1,769	$1,020
Net interest income	$6,904	$5,694
Provision for loan losses	$225	$100
Noninterest income	$972	$1,077
Noninterest expense	$4,330	$3,877
Income before taxes	$3,321	$2,794
Taxes	$1,271	$1,070
Net income	$2,050	$1,724

Net income per share
Basic	$0.24	$0.20
Fully diluted	$0.23	$0.20

Outstanding shares, end of period	8,738,865	8,528,941
Outstanding shares, quarter average (basic)	8,697,517	8,499,891
Outstanding shares, quarter average (diluted)	8,955,573	8,739,293

Pacific Continental Corporation
Financial Data and Ratios

	For Period Ended
Balance Sheet	31-Mar-05	31-Mar-04
Loans at period end	$486,097	$376,591
Real estate secured loans at period end	$357,131	$271,530
Commercial loans at period end	$115,206	$90,484
Other loans at period end	$13,778	$14,577
Allowance for loan losses at period end	$5,380	$5,260
Allowance for outstanding commitments incl. in liabilities	$182	$182
Assets at period end	$545,995	$435,158
Deposits at period end	$435,226	$359,154
Core deposits at period end	$403,717	$341,735
Stockholders' equity at period end	$51,113	$43,836
Loan, average	$471,118	$366,731
Earning assets, average	$495,609	$396,051
Assets, average	$529,818	$427,310
Deposits , average	$424,987	$354,432
Core deposits, average	$394,005	$332,611
Stockholders' equity, average	$51,036	$43,517

Pacific Continental Corporation
Financial Data and Ratios
(Amounts in $ Thousands, except for per share data)

	For Period Ended
Financial Performance	31-Mar-05	31-Mar-04
Return on average assets	1.57%	1.62%
Return on average equity	16.29%	15.94%
Net interest margin	5.65%	5.78%
Efficiency ratio	54.97%	57.26%
Net income per share
Basic	$0.24	$0.20
Fully diluted	$0.23	$0.20

Loan Quality
Loan charge offs	$90	$77
Loan recoveries	(21)	(12)
Net loan charge offs	$69	$65

Non-accrual loans	$956	$1,481
90-day past due	16	132
Gross nonperforming loans	972	1,613
Government guarantees on
non-accrual and 90-day past due	(119)	(160)
Net nonperforming loans	853	1,453
Foreclosed property	262	371

Nonperforming assets, net of government guarantees	$1,115	$1,824

Loan Quality Ratios
Non-accrual loans to total loans	0.20%	0.39%
Nonperforming assets to total assets	0.20%	0.42%
Allowance for loan losses to net nonperforming loans	630.72%	362.01%
Net loan charge offs to average loans, annualized	0.06%	0.07%
Allowance for loan losses to total loans	1.11%	1.40%